Exhibit (a)(5)(B)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated September 24, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal and any amendments or supplements to the Offer to Purchase or Letter of Transmittal and, other than as described below, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Omniture, Inc.

at

$21.50 Net Per Share

by

Snowbird Acquisition Corporation

a wholly owned subsidiary of

Adobe Systems Incorporated

Snowbird Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Adobe Systems Incorporated, a Delaware corporation (“Adobe”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.001 per share (the “Shares” and each share thereof, a “Share”), of Omniture, Inc., a Delaware corporation (“Omniture”), at a price of $21.50 per Share, net to the seller in cash, without interest but subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A., which is acting as the depositary in connection with the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is properly demonstrated to the Depositary or other paying agent or unless the required taxpayer identification information and certain other certifications are provided to the Depositary or other paying agent.  See Instruction 9 of the Letter of Transmittal. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. The Purchaser will pay the fees and expenses incurred in connection with the Offer of the Depositary Goldman, Sachs & Co., which is acting as, dealer manager for the offer and Innisfree M&A Incorporated, which is acting as the information agent in connection with the Offer (the “Information Agent”). The Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in Omniture. Following completion of the Offer, the Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY, NEW YORK TIME ON THURSDAY, OCTOBER 22, 2009,
UNLESS THE OFFER IS EXTENDED.

The Offer is not subject to a financing condition. The Offer is conditioned on there being validly tendered in the Offer and not withdrawn before the expiration of the Offer, that number of Shares which, when added to any Shares already owned by Adobe or any of its controlled subsidiaries, represents at least a majority of the sum of (A) the total number of outstanding Shares on the Expiration Date (as defined below) plus (B) the total number of Shares that will be issuable at or prior to March 15, 2010 upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of equity-based awards of Omniture and derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions of such securities and other rights (which condition is referred to herein as the “Minimum Condition”).

The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, (i) all applicable waiting periods, clearances, consents and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other antitrust and competition laws commercially reasonably required in connection with the transactions contemplated by the Merger Agreement that are required to expire, terminate or be obtained prior to consummation of the Offer, shall have expired, or been terminated or been obtained without the imposition of any Burdensome Action (as defined below) prior to the Expiration Date, which shall be the date that is 20 business days after the commencement (determined pursuant to Rule 14d-1(g)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Offer (the “Expiration Date,” unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the Merger Agreement, in which event the term “Expiration Date” means the latest time and date as the Offer, as so extended, may expire), (ii) on or after September 15, 2009 and prior to the time of acceptance for payment for any Shares pursuant to the Offer, no Company Material Adverse Effect (as defined in the Merger Agreement) shall have occurred and be continuing on the Expiration Date and (iii) the satisfaction of other conditions set forth in the Merger Agreement, which are described in the Offer to Purchase.  For purposes of the Offer and the Merger, “Burdensome Action” means: (A) the sale, license, divestiture or disposition of, or holding separate of, any product lines, assets or businesses of Adobe or Omniture or their respective affiliates or (B) any restrictions or actions that after the date of the closing of the Merger would limit Adobe’s or its subsidiaries’ (including Omniture, as the surviving corporation in the Merger, and its subsidiaries’) ownership, operation of or freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including Omniture’s) businesses, product lines or assets.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 15, 2009 (the “Merger Agreement”), by and among Adobe, the Purchaser and Omniture under which, following the completion of the Offer and the satisfaction of certain conditions, including, if required, a vote of Omniture’s stockholders, the Purchaser will be merged with and into Omniture, with Omniture surviving the merger as a wholly owned subsidiary of Adobe (the “Merger”).  As of the effective time of the Merger, each outstanding Share (other than Shares owned by Adobe, the Purchaser or their wholly owned subsidiaries, or Shares owned by Omniture or any of its wholly owned subsidiaries or by any Omniture stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive $21.50 per Share in cash, or any different price per Share paid in the Offer (such price being referred to herein as the “Offer Price”), payable to the holder thereof without interest but subject to any applicable tax withholding. The Merger Agreement is described more fully in Section 13 — “The Merger Agreement; Other Agreements” of the Offer to Purchase.

The board of directors of Omniture has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of and fair to Omniture and its stockholders, (ii) approved and authorized the Merger Agreement, the Offer and the Merger and declared advisable the Merger Agreement, each in accordance with the Delaware General Corporation Law, and (iii) recommended that holders of Shares accept the Offer, tender their Shares into the Offer and if necessary, adopt the Merger Agreement.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in making payment. In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of (i) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, a timely book-entry confirmation with respect to such Shares into the Depositary’s account at the Depositary Trust Company (the “Book Entry Transfer Facility”) and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase; and (iii) any other documents required by the Letter of Transmittal.

Subject to the terms of the Merger Agreement, Adobe and the Purchaser may waive, in whole or in part, any conditions to the Offer or modify the terms of the Offer, except that without Omniture’s prior written consent, or except as contemplated by the Merger Agreement, the Purchaser will not, and Adobe will not permit the Purchaser to, (i) decrease the Offer Price (except as described in the next paragraph); (ii) change the form of consideration payable in the Offer; (iii) amend or waive the Minimum Condition; (iv) decrease the number of Shares sought to be purchased in the Offer; (v) extend the Offer other than in accordance with the Merger Agreement; or (vi) impose additional conditions to the Offer, amend any of the conditions to the Offer in a manner that broadens such conditions, or amend any other term of the Offer in any manner adverse to the stockholders of Omniture.

The Offer Price will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares that occurs on or after September 15, 2009 and prior to the date any Shares are accepted for payment.  In addition, if the aggregate of (without duplication) (i) the number of Shares issued and outstanding, plus (ii) the number of Shares issuable upon the exercise of outstanding derivative securities, including warrants and other convertible or exchangeable securities or rights to purchase Shares, plus (iii) the number of Shares issuable or subject to any Compensatory Awards (as defined below) (other than Shares subject to an Omniture restricted stock award), all as of September 11, 2009, exceeds 91,855,809, then Parent and Purchaser may reduce the Offer Price by an amount not to exceed the product of (A) the Offer Price immediately before such reduction, multiplied by (B) the quotient of (i) such excess, divided by (ii)(x) 91,855,809 plus (y) the amount of such excess.  “Compensatory Awards” means any stock options, stock appreciation rights, restricted stock units any other equity-based awards granted under any stock option, stock incentive or other equity compensation plan or agreement sponsored or maintained by Omniture or any of its subsidiaries or affiliates.

Subject to the terms of the Merger Agreement and applicable law, the Purchaser may, without Omniture’s consent, extend the Offer in accordance with the succeeding sentence by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City, New York time, on the next business day after the Expiration Date.  The Purchaser is required by the Merger Agreement to extend the Offer for (i) any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff or the NASDAQ that is applicable to the Offer and (ii) one or more successive extension periods of 10 business days each, if, as of any Expiration Date, any of the conditions to the Offer have not been satisfied or waived; provided, however, that in no event is the Purchaser required to extend the Offer beyond March 15, 2010.  Additionally, the Purchaser may provide for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act), and one or more consecutive extensions of such subsequent offering period, of not more than 20 business days in the aggregate.  If, at the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived, the Purchaser will accept for payment and promptly pay for Shares validly tendered and not properly withdrawn in the Offer.  Although the Purchaser reserves its right to provide a subsequent offering period, the Purchaser does not currently intend to provide a subsequent offering period.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the expiration of the Offer and, unless already accepted for payment and paid for by the Purchaser in the Offer, may also be withdrawn at any time after November 23, 2009. No withdrawal rights apply during any subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase any time before the expiration of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding.

The receipt by a U.S. holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences” of the Offer to Purchase) of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who sells Shares pursuant to the Offer generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the adjusted tax basis of the Shares and the amount of cash received in exchange therefor (determined before the deduction of any backup withholding tax).  See Section 5 — “Material U.S. Federal Income Tax Consequences” of the Offer to Purchase for more information, including material U.S. federal income tax consequences of the Offer to non-U.S. holders.  Stockholders should consult their tax advisors about the tax consequences to them of participating in the Offer in light of their particular circumstances, including the applicability and effect of state, local, foreign and other tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Omniture has agreed to provide the Purchaser with Omniture’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent at its address and telephone number as set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary and the Information Agent) for soliciting tenders of Shares in the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders Call Toll-Free: (877) 750-9496

Banks and Brokers Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

GOLDMAN, SACHS & CO.

85 Broad Street
New York, New York 10004

(212) 902-1000 (Call Collect)
or
Call Toll-Free (800) 323-5678

September 24, 2009